Exhibit 10.23

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this "Agreement") is made as of October 27, 2021, among Sigyn Therapeutics Inc., a Delaware corporation (the "Company") and Osher Capital Partners LLC (the "Holder").

WHEREAS, the Company has previously issued to Holder an Original Issue Discount Senior Convertible Debenture dated October 20, 2020 in the original principal amount of $385,000.00 (the "First Note"); Original Issue Discount Senior Convertible Debenture dated October 20, 2020 in the original principal amount of $181,500.00 (the "Second Note"); and Original Issue Discount Senior Convertible Debenture dated October 20, 2020 in the original principal amount of $55,000.00 (the "Third Note" and together with the First October Note and Second October Note the "Notes").

WHEREAS, the parties wish to amend certain terms of the Notes.

NOW THEREFORE IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

1. **Maturity Date.** The Maturity Date of the each of the Notes is hereby extended to October 20, 2022.

2. **Interest**. Interest of $30,800 accrued on the First Note through October 20, 2021. Effective October 20, 2021, the principal amount of each of the Notes shall be increased as set forth in the following chart representing an OID through the extended Maturity Date and payment of the accrued interest on the First Note:

Note	Old Principal Amount	New Principal Amount
First	$385,000.00	$457,380.00
Second	$181,500.00	$199,650.00
Third	$55,000.00	$60,500.00

Section 2(a) of the First Note is deleted and replaced with the following:

> "No Cash Interest. The imputed interest rate is encompassed within the original issue discount of this Debenture. No additional cash interest shall be due."

3. **Warrants**. The Company will issue Holder 450,000 notes exercisable pursuant to the form of warrant annexed hereto as Exhibit A.

4. **No Further Changes.** Except as explicitly set forth herein, all other agreements between the parties, including the Notes, remain in full force and effect without any waivers or modifications.

5. **Counterparts/Execution**. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the

same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

6. **Governing Law.** It is the intention of the parties to this Agreement that this Agreement and the Performance under this Agreement, and all suits and special proceedings under this Agreement and the Notes, be construed in accordance with and governed by the laws of the State of Delaware, without regard to the jurisdiction in which any action or special proceeding may be instituted. Any action to enforce the terms of this Agreement shall be brought solely in the state and Federal Courts located in the State of Delaware. This section shall supersede any choice of law and forum selection terms on the Notes.

7. **Severability.** In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Amendment Agreement as of the date written above.

Sigyn Therapeutics Inc.

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By: James A. Joyce
Its: CEO

Osher Capital Partners LLC

____
By:
Its: